SETTLEMENT AGREEMENT AND MUTUAL RELEASE

     THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE ("Agreement") is made and entered into this 17th day of September, 1999, by and between UNIFLOW CORPORATION, a subsidiary of SECOM GENERAL CORPORATION, a Michigan corporation ("Uniflow"), and GENERAL MOTORS CORPORATION, A Delaware corporation ("General Motors" or "GM").

RECITALS
     A. General Motors issued various purchase orders to Uniflow for the purchase of parts nos. 24210334 and 24210335 (collectively, the "Contract").

     B. In order to perform its obligations under the Contract, Uniflow purchased the equipment ("Equipment") identified on Attachment 1 to Bill of Sale and Purchase Agreement, attached hereto as Exhibit A (the "Purchase Agreement").

     C. General Motors and Uniflow have agreed that GM will purchase the Equipment in accordance with the terms of the Purchase Agreement and that Uniflow will wind down the production of parts under the Contract and assist GM with the transition of the Equipment and related parts production business to another GM supplier.

     D. Uniflow and General Motors desire to settle all claims which do not or could exist between them regarding the Contract.

AGREEMENTS

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

1. Recitals. The foregoing recitals to this Agreement are incorporated into, and they shall constitute an integral part of, this Agreement.

2.   Supplement.
     A. General Motors will execute and deliver the Purchase Agreement contemporaneously with the execution and delivery of this Agreement. General Motors also agrees to pay Uniflow $5,086,578 (the "Settlement Fund"), to be paid as follows: General Motors already has paid $1,000,000 to Uniflow (pursuant to Purchase Order No. MXKVX, dated 4/23/99), and upon Uniflow's execution and delivery of this Agreement and the Purchase Agreement to GM, General Motors or its assignee will pay directly to Uniflow's secured creditors (collectively, the "Creditors"), GE Capital Public Finance, Inc. $1,593,396.40,





          Bank One, formerly know as NBD Business Finance, $1,109,663.14, and Key Bank, National Association $179,591.32, respectively, in return for execution of Collective Exhibit B as described below and full, complete and contemporaneous terminations of any security interest or lien the Creditors may have in or to the Equipment. GM or its assignee will pay the remainder or the Settlement Fund to Uniflow net immediate, per the GM payment system, after GM or its assignee takes delivery of the Equipment in accordance with the terms of this Agreement or the Purchase Agreement attached hereto. Further, GM agrees that GM or its assignee will reimburse Uniflow for its cost of inventory related to the Contract and to pay Uniflow for the parts shipped to General Motors under the Contract in accordance with normal terms. Attached as Collective Exhibit B hereto is a Secured Creditor Acknowledgement, upon which each Creditor will acknowledge its obligations under this Paragraph 2A.

     B. Uniflow will execute and deliver to GM the Purchase Agreement contemporaneously with the execution and delivery of this Agreement. Uniflow will perform its obligations in accordance with the Purchase Agreement and will deliver the Equipment free and clear of any liens or security interest to General Motors or its assignee.

3.   Releases.
     A. Upon completion of General Motors' obligations under this Agreement and the Purchase Agreement, Uniflow, for itself and for and on behalf of each and all of its corporate affiliates (individually and collectively, "Uniflow's Affiliates"), shall be deemed to have remised, released and forever discharged General Motors and its corporate affiliates and their respective or collective directors, officers, employees, agents, successors and assigns (collectively, the "General Motors Releases") of and from all and all manner of obligations, action and actions, cause and causes of actions, liens, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, damages, judgments, claims and demands whatsoever including, without limitation, claims for indemnity, subrogation and/or contribution, in each instance in law or in equity and whether discovered or undiscovered, which Uniflow and the Uniflow Affiliates, or any one or more of them, ever had, now has or hereafter can, shall or may have, against General Motors and the other General Motors Releases, or any one or more of them, by reason of (i) the Contract or any obligation imposed thereby or thereunder, (ii) any obligation to make payment to Uniflow and/or any Uniflow Affiliate for or as a result of the provision of any goods or services by Uniflow or any of Uniflow's Affiliates to General Motors pursuant to the Contract, and/or (iii) any breach by General Motors of the Contract, it being understood thereby that neither Uniflow nor any of Uniflow's Affiliates shall have any further obligation whatsoever to General Motors under the Contract other than those obligations set forth in this Agreement.




     B. Upon completion of Uniflow's obligations under this Agreement and the Purchase Agreement, General Motors, for itself and for and on behalf of each and all of its corporate affiliates (individually and collectively, the "General Motors' Affiliates"), shall be deemed to have remised, released and forever discharged Uniflow and its corporate affiliates and their respective or collective directors, officers, employees, agents, successors and assigns (collectively, "Uniflow Releases") of and from any and all manner of obligations, action and actions, cause and causes of actions, liens, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contacts, controversies, damages, judgments, claims and demands whatsoever including, without limitation, claims for indemnity, subrogation and/or contribution, in law or in equity, whether discovered or undiscovered, which General Motors and the General Motors Affiliates, or any one or more of them, ever had, now has or hereafter can, shall or may have against Uniflow and the other Uniflow Releases, or any one or more of them, by reason of (i) the Contract or any obligation imposed thereby or thereunder, (ii) the provision of any goods or services by Uniflow or any of the Uniflow Affiliates to General Motors pursuant to the Contract and/or (iii) any breach by Uniflow of the Contract, it being understood thereby that neither General Motors nor any of the General Motors Affiliates shall have any further obligation whatsoever to Uniflow under the Contract, other than those obligations set forth in this Agreement

4.   Representations.
     A. Each of the parties hereto represents that (i) it is a corporation duly organized, validly existing and in good standing in the state of its incorporation, (ii) it has all requisite right, power and authority to execute this Agreement and to perform the obligations undertaken by it in this Agreement, (iii) all requisite action has been taken to authorize its execution of this Agreement and the performance by it of the obligations undertaken by it in this Agreement, (iv) except as disclosed herein, all requisite consents, if any, which are required in order for it properly to execute this Agreement and to perform the obligations undertaken by it in this Agreement have been obtained, (v) except as disclosed herein, it is not a party to or bound any contract, agreement, judgment, order or decree which does or, with the passage of time could, prohibit its execution of this Agreement or the performance by it of the obligations undertaken by it in this Agreement, and (vi) upon its execution and delivery of this Agreement it shall be binding upon and enforceable against it accordance with its terms. Uniflow also warrants and agrees that, other than the Creditors, there are no other creditors or parties with any lien, interest, title, or right in or to the Equipment, and that such Equipment will be free of any liens or security interests after payment of the Settlement Fund as described above in Paragraph 2.

     B. The person who executes this Agreement on behalf of a party represents that he duly is authorized to do so.




5. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties hereto with respect to the subject matter hereof; it supersedes all prior negotiations and agreements, if any, regarding the subject matter hereof; and it may not be amended or modified in any respect except by written instrument which specifically refers to this Agreement and is executed by both of the parties hereto affected thereby. Only representations, warranties, promises or inducements, not specifically set forth in this Agreement in respect of the subject matter of this Agreement shall be binding on any of the parties hereto.

6. Binding Effect. This Agreement shall be binding upon and enforceable against the parties hereto and their respective successors and assigns.

7. Section Headings. Headings of sections in this Agreement are only for the convenience of the parties hereto and, accordingly, they shall not be deemed to constitute a part of this Agreement when construing or enforcing this Agreement.

8. Governing Law. This Agreement is being entered into in the State of Michigan and shall be governed and construed under and in accordance with the laws of the State of Michigan.






                          INTENTIONALLY LEFT BLANK






     IN WITNESS WHEREOF, the parties hereto duly have executed and have caused this Agreement executed this Agreement to be executed and delivered as of the day and year first above written.


UNIFLOW CORPORATION                       GENERAL MOTORS CORPORATION

By:  /s/ Paul D. Clemente                 By:  /s/ Thomas C. Carson
     --------------------------                --------------------------

Its:        Director                      Its:   Purchasing Manager
     --------------------------                --------------------------


Secom General Corporation hereby
acknowledges the above Settlement
Agreement and agrees to its terms.

SECOM GENERAL CORPORATION

By:  /s/ Robert A. Clemente
    --------------------------

Its:      Chairman
    --------------------------